                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No.)*


                             Triarc Companies Inc.
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                               (Name of Issuer)


                             Class A Common Stock
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                        (Title of Class of Securities)


                                  895927-101
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                                (CUSIP Number)


                               December 31, 2004
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X] Rule 13d-1(b)
          [_] Rule 13d-(c)
          [_] Rule 13d-1(d)


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   1.      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Wilmington Trust Corporation  51-0328154

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   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [X]
           (b)  [_]

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   3.      SEC USE ONLY


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   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

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                             5.     SOLE VOTING POWER

                                    1,695,368
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                       20
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:
                             7.     SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------

                             8.     SHARED DISPOSITIVE POWER

                                    300

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   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,695,688
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   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*   [ ]    N/A

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%
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   12.     TYPE OF REPORTING PERSON

           Parent Holding Company (HC)
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                       * SEE INSTRUCTION BEFORE FILLING OUT!

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--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Wilmington Trust Company  51-0055023
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER

                                    1,695,368
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                       20
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:
                             7.     SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------

                             8.     SHARED DISPOSITIVE POWER

                                    300

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,695,688

--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*   [_]    N/A

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.3%

--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

           BK
--------------------------------------------------------------------------------


                      * SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(A).  NAME OF ISSUER:

            Triarc Companies Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            280 Park Avenue
            24th Floor
            New York, NY  10017

ITEM 2(A).  NAME OF PERSON FILING:

            Wilmington Trust Corporation and Wilmington Trust Company

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

            1100 North Market Street
            Wilmington, DE  19890

ITEM 2(C).  CITIZENSHIP:

            Wilmington Trust Corporation is a Delaware corporation; Wilmington Trust Company is a Delaware banking corporation.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock Class A

ITEM 2(E).  CUSIP NUMBER:

            895927-101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

(a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [X] Bank as defined in Section 3(a)(6) of the Exchange Act.

               Wilmington Trust Company is a direct, wholly-owned subsidiary of Wilmington Trust Corporation.

(c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e)  [_] An investment adviser in accordance with Rule
     13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        Wilmington Trust Corporation is a Parent Holding Company.

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(h)  [_] A savings association as defined in Section 3(b) of the
     Federal Deposit Insurance Act;

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
     Company Act;

(j)  [X] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         Wilmington Trust Corporation and Wilmington Trust Company are a
         Group.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:
           Wilmington Trust Corporation:     1,695,688 shares
           Wilmington Trust Company:         1,695,688 shares

     (b) Percent of class:
           Wilmington Trust Corporation:     7.3%
           Wilmington Trust Company:         7.3%

     (c) Number of shares as to which Wilmington Trust Corporation and Wilmington Trust Company have:

          (i)   Sole power to vote or to direct the vote of 1,695,368 shares

          (ii)  Shared power to vote or to direct the vote of 20 shares

          (iii) Sole power to dispose or to direct the disposition of 0 shares

          (iv) Shared power to dispose or to direct the disposition of 300 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
[ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Wilmington Trust Company:          BK

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Wilmington Trust Corporation:      HC
         Wilmington Trust Company:          BK

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

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ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 2005                        WILMINGTON TRUST CORPORATION


                                        By: /s/ Michael A. DiGregorio
                                            -------------------------
                                            Michael A. DiGregorio
                                            Senior Vice President